Exhibit 10.14

First Amended and Restated

Managing General Agency Agreement

Number AA-01-001

FIRST AMENDED AND RESTATED

MANAGING GENERAL AGENCY AGREEMENT

NUMBER AA-01-001

This Agreement is made and entered into by and between OLD AMERICAN COUNTY MUTUAL FIRE INSURANCE COMPANY, a Texas Company (Company) and AMERICAN AGENCIES GENERAL AGENCY INC., a Texas Corporation with administrative offices in Addison, Texas, (Managing General Agent).

THE COMPANY AND THE MANAGING GENERAL AGENT AGREE AS FOLLOWS:

ARTICLE 1 - APPOINTMENT

1.1	The Company appoints the Managing General Agent to act as its Managing General Agent as that term is defined in Article 21.07-3 of the Texas Insurance Code and the Texas Administrative Code. This appointment is originally effective October 1, 2001 and continuous in nature and shall remain in effect until terminated in accordance with Article 15.

1.2	The Managing General Agent acknowledges and agrees that the Company’s appointment of the Managing General Agent does not restrict in any manner the Company’s right to appoint agents writing any lines of insurance the Company writes through any other agent, sub-agent or managing general agent either direct to the Company or through other agents.

1.3	This First Amended and Restated Managing General Agency Agreement Number AA-01-001 hereby amends and restates that certain Managing General Agency Agreement Number AA-01-001 dated October 1, 2001, as amended, made by and between Company and Managing General Agent.

ARTICLE 2 - AUTHORITY OF THE MANAGING GENERAL AGENT

2.1	The Managing General Agent has the authority and duty to act on behalf of the Company in all respects, insofar as necessary for the Managing General Agent to perform the function of a Managing General Agent for the Company. The Company may, from time-to-time, place reasonable written restrictions upon the Managing General Agent. The Managing General Agent’s authority includes, but is not limited to, production, appointment and supervision of agents for the Company, underwriting, accounting and claims handling. All acts of the Managing General Agent, insofar as the Company’s business is concerned, are subject to the ultimate authority of the Company.

2.2	The original source of all business produced under this Agreement shall be property/casualty agents or general lines agents in the State of Texas (Agent(s)).

2.3	The Managing General Agent has the authority to accept, on forms approved by the Company, applications, binders, and/or Policies written by or through Agents, for classes or lines of insurance as described in the attached Schedule of Business and in Quota Share Reinsurance Agreements between the Company and various reinsurers (the Reinsurer) effective July 1, 2001, as amended and all substitutions thereof, (Reinsurance Agreement), a copy of said Agreement is attached hereto and fully incorporated herein.

2.4	The Managing General Agent acknowledges and agrees that the term(s) of any Policy shall not exceed twelve (12) months. “Policy” is defined as any policy, endorsement, binder, certificate, proposal for insurance and other document which binds the Company to insurance coverage.

2.5	The Managing General Agent has the authority to cancel Policies, at its discretion, subject to the requirements imposed by law and in compliance with the applicable provisions contained in this Agreement and the Policies.

2.6	The Managing General Agent has the authority to receive and receipt for premiums and to retain commissions out of such collected premiums subject to the terms and conditions of this Agreement.

2.7	The Managing General Agent or its designated claims handler shall have the authority to set loss reserves, adjust and pay losses and loss adjustment expenses on behalf of the Company.

2.8	The Company shall retain the authority to restrict the premium volume.

2.9	The Managing General Agent may not authorize policy issuance on behalf of the Company to any broker, agent, managing general agent or any other entity without the prior written consent of the Company.

2.10	Any and all agreements with Agent(s) shall be made directly between the Managing General Agent and such Agent(s). It is understood that the Agent shall have no claim or cause of action against the Company and said Agent(s) shall look solely to the Managing General Agent for any and all expenses, costs, causes of action and damages, including, but not limited to, extra contractual obligations, arising in any manner from actions or inactions by the Agent(s) or the Managing General Agent.

2.11	The Managing General Agent shall bear sole responsibility to oversee the proper licensing of any Agents(s). Should any fines be levied against the Company as the result of the Managing General Agent accepting business from an unlicensed Agent, the Managing General Agent shall hold the Company harmless and reimburse the Company for any and all expenses so incurred including, but not limited to, legal fees, fines and travel expenses.

ARTICLE 3 - COMPENSATION

3.1	The Managing General Agent’s compensation shall be the commission allowed under the Reinsurance Agreement less fronting fees and premium taxes. As used in the Article, the term “Net Written Premium” is defined as the total of all premium amounts on policies written by the Managing General Agent between the Company and the Managing General Agent less return premium and cancellations.

3.2	Amounts paid to the Company shall be a percentage of aggregate Net Written Premiums (NWP) and policy fees charged (PF) on all policies produced and serviced by AAGA, Harbor Insurance Managers, Inc. and Old American Insurance Services, Inc. (OAIS) as follows:

NWP/PF	Percentage
0 - $236,565,000	3.275%
excess of $236,565,000	1.625%

Until Harbor, OAIS and AAGA produce $236,565,000 aggregate Net Written Premiums and policy fees charged, or until December 31, 2006, whichever occurs first, the Company shall be entitled to receive a minimum annual fronting fee of $1,000,000. The calculation and payment of the remainder of the minimum fronting fee, if any, shall be due on February 15 of each succeeding year. In addition, premium taxes of one and seventy-five percent (1.75%) are due in addition to the payments above based upon NWP and PF.

The Company agrees to apply all amounts paid in excess of 1.625% to satisfy the reinsurance payable of approximately $2.3 million as reflected in the consolidated balance sheet of Old American Investments Inc. (OAII) as of December 31, 2001. In the event of termination of this agreement, the lesser of the reinsurance payable balance or $500,000 shall be forgiven. Notwithstanding the foregoing, it is agreed that all amounts paid to the Company shall be considered for the purpose of determining whether the minimum annual fronting fee has been received by the Company. The calculation and payment of the remainder of the minimum annual fronting fee, if any, shall be due on February 15 of each succeeding year.

3.3	All aggregate Net Written Premiums and policy fees charged on all policies produced and serviced by Harbor, OAIS and AAGA in excess of $236,565,000 shall be included in the calculation of the $100,000,000 combined annual Net Written Premium and policy fees charged threshold for A-Affordable Managing General Agency, Inc., as contemplated by that Managing General Agency Agreement addenda of even date herewith between the Company and A-Affordable. Such Agreement allows for a reduction in the fronting fee charged by the Company for business produced and serviced by A-Affordable and its affiliates from 1.625% to 1.500% after such $100,000,000 threshold is attained.

3.4	The tax provision of one and three-quarters percent (1.75%) of Net Written Premium and policy fees charged includes premium tax and the Texas Overhead Assessment. Amounts due for the Automobile Theft Prevention Pool will be settled separately on a semiannual basis. The Company retains the right to adjust the premium tax of 1.75% to any new effective rate determined by the Texas Department of Insurance or other such agency. The Company will be liable for remitting state premium taxes based on Net Written Premium and policy fees charged.

3.5	Should service fees be charged on any policy covered by this Agreement, and such fees be deemed taxable for premium tax purposes, then such service fees are to be added to the Net Written Premium and net policy fees charged to determine the amount subject to Fronting Fees.

3.6	The Managing General Agent shall be entitled to retain the policy fee less premium taxes of one and three quarters percent (1.75%) and fronting fees as stated in Articles 3.2 and 3.3 plus billing and other service fees charged by the Managing General Agent.

3.7	In the event there is no Agent to receive the designated commission on a Policy, the Managing General Agent may retain the commission.

3.8	The commission may, from time to time, be amended upon mutual agreement of the Company and the Managing General Agent without otherwise affecting the terms and conditions of this Agreement.

3.9	The Company agrees to pass through to the Managing General Agent any Contingent or Profit Commission allowed by the Reinsurer(s) as referenced in the Reinsurance Agreement.

ARTICLE 4 - ACCOUNTING AND RECORDS

4.1	The Managing General Agent shall provide and maintain all necessary books, records, policies, claim files, dailies and correspondence with policyholders to determine the amount of liability of the Company and the amount of premiums therefrom.

4.2	The Managing General Agent shall prepare separate, itemized, monthly statements for each Agent on the business placed by the Agent through the Managing General Agent, and furnish the Agent with an IRS Form 1099 each year when required.

4.3	All records shall be kept in such manner and form as is generally recognized as acceptable in the insurance industry or as may be required by the Company. Such records shall be maintained for at least five (5) years or for any longer applicable retention period required by the Texas Department of Insurance. All records must be located in Texas, unless approved by the Texas Department of Insurance under Article 1.28 of the Texas Insurance Code.

4.4	All records applicable to the Company’s business shall be opened for inspection and/or audit at all reasonable times by the Company, its reinsurers, insurance department personnel or other governmental authorities.

4.5	Upon request and pursuant to regulatory requirements, the Managing General Agent shall forward as reasonably required to the Company or the Company’s Designated Accountant and/or Statistical Agent, exact, as written, copies of all applications, binders, policies, daily reports, monthly reporting forms and endorsements issued by or through licensed Agent(s), including all other evidence of insurance written, modified or terminated.

4.6	The Managing General Agent shall be solely responsible for and shall keep accurate records of all policies assigned to the Managing General Agent and shall account to the Company, upon the Company’s reasonable request, for all outstanding and unused policy supplies. In the event canceled or terminated policies or binders are unavailable, the Managing General Agent shall forward, or cause to be forwarded, properly executed Lost Policy Receipts.

4.7	At renewal of any Policy issued by the Managing General Agent, the Managing General Agent shall be responsible to the insured for the renewal or non-renewal of the Policy and shall timely communicate any renewal quote or notice of non-renewal to the insured to preclude the extension of coverage beyond the expiration date of the current in-force policy.

4.8	The Company shall conduct or cause to be conducted a semi-annual examination of the Managing General Agent. This examination will take place at the Managing General Agent’s business offices or premises where necessary records are maintained, and the Managing General Agent will bear the total cost of $1,500 per audit plus out of pocket expenses actually and reasonably incurred by the Company to conduct each examination. Such examination must remain on file with the Company for three (3) years, be available to the Commissioner of Insurance for review, and contain, at a minimum, the following information:

a.	claims control procedures;

b.	timeliness of claims payments;

c.	timeliness of premium reporting and collection;

d.	compliance with underwriting guidelines; and

e.	reconciliation of policy inventory.

4.9	If within any thirty (30) day period, the Company’s aggregate premium volume increases by thirty percent (30%) or more, the Company shall conduct, within ninety (90) days of said period, an examination of the Managing General Agent if the Managing General Agent:

a.	writes greater than twenty percent (20%) of the Company’s aggregate premium volume; and

b.	has experienced an increase of twenty percent (20%) or more of premium volume during the thirty (30) day period.

Any such examination shall contain the information required pursuant to Article 4.8.

ARTICLE 5 - MANAGING GENERAL AGENT’S REPORTS AND REMITTANCES

5.1	The Managing General Agent shall submit a report to the Company, within thirty (30) days after the close of business each calendar month, summarizing the business transacted under this Agreement during the prior month. Such report shall include the following items:

a.	gross premiums written less returns and cancellations;

b.	Agent’s commissions;

c.	losses paid less recoveries and salvage;

d.	loss adjustment expenses paid;

e.	outstanding loss reserves;

f.	outstanding loss expense reserves;

g.	losses incurred but not reported;

h.	unearned premium reserve; and

i.	earned premium.

5.2	The Managing General Agent shall remit all amounts due directly to the Company within forty-five (45) days after the close of the calendar month for which the account is rendered.

5.3	In addition to the return of premium, the Managing General Agent shall refund commissions on policy cancellations, reductions in premiums or any other return premiums at the same rate at which such commissions were originally retained.

5.4	The Company may, at its sole option, reasonably alter the frequency and/or content of the Managing General Agent’s report; provided, however, such report is made no less frequently than monthly.

5.5	The omission of any item(s) from a monthly statement shall not affect the responsibility of either party to account for and pay all amounts due the other party, nor shall it prejudice the rights of either party to collect all such amounts due from the other party.

5.6	The Managing General Agent shall annually furnish to the Company the following summary information in such form as to enable the Company to record such information in its annual statement:

a.	summaries, with data segregated by major classes, of net premium written, gross loss paid, net salvage, subrogation and adjusting expenses paid during the year; and

b.	details of in-force and unearned premium running twelve (12) months or less from the policy inception date.

5.7	The Managing General Agent agrees to furnish the Company with any additional reports necessary to provide the Company’s monthly, quarterly and/or annual statements to regulatory authorities including, but not limited to, TICO reporting.

5.8	The Managing General Agent shall annually furnish the Company current financial statements of the Managing General Agent. These financial statements shall include, but not be limited to, Profit and Loss, Balance Sheet and Cash Flow Statements.

ARTICLE 6 - EXPENSES

6.1	The Managing General Agent is responsible for and shall promptly pay all expenses attributable to the producing and servicing of business under this Agreement, except as specified in Article 6.2. This responsibility shall not be altered whether the expense is billed to the Managing General Agent or the Company. These expenses include, but are not limited to:

a.	salaries and all other benefits of all employees of the Managing General Agent;

b.	transportation, lodging, and meals of employees of the Managing General Agent;

c.	postage, and other delivery charges;

d.	advertising;

e.	printing of all policies, forms and endorsements;

f.	EDP hardware, software, and programming;

g.	countersignature fees or commissions;

h.	license and appointment fees for agents, brokers, and solicitors;

i.	adjustment expenses arising from claims on insurance written under this Agreement, except for expenses incurred at the direction of the Company;

j.	provision of office space, equipment and other facilities necessary for the operation of Managing General Agent; and

k.	legal, auditing and other expenses arising from any rate filings, rules, regulations, or business issues affecting the Managing General Agent.

6.2	The Company is responsible for and shall promptly pay all expenses attributable to the actions of the Company as a result of business produced under this Agreement. This responsibility shall not be altered whether the expense is billed to the Company or the Managing General Agent. These expenses include but are not limited to:

a.	salaries and all other benefits of all employees of the Company;

b.	transportation, lodging, and meals of employees of the Company;

c.	State or Guaranty Fund Assessments;

d.	losses and loss adjustment expenses incurred at the direction of the Company;

e.	cost of reinsurance; and
legal	and auditing expense incurred at the direction of the Company (other than as provided for in Article 4.8).

ARTICLE 7 - PREMIUM ESCROW ACCOUNTS

7.1	The Managing General Agent shall accept in a fiduciary capacity all premiums collected and other funds relating to the business written under this Agreement. The privilege of retaining commissions shall not be construed as changing the fiduciary capacity.

7.2	The Managing General Agent assumes responsibility for, and shall promptly pay, the net written premium currently due the Company, whether collected or not, on Policies issued by the Managing General Agent or, the Company on behalf of the Managing General Agent, subject to any deductions provided herein.

7.3	The Managing General Agent shall establish and maintain a Premium Escrow Account entitled “AA/Old American Premium Escrow Account”. Escrow Accounts shall be in a Federally Chartered Bank which is mutually agreed upon by the Managing General Agent and the Company. All premiums collected by the Managing General Agent on business produced under this Agreement shall be deposited promptly into said account.

7.4	The Managing General Agent shall not commingle any premium or escrow funds with its personal accounts or other agency funds or funds held by the Managing General Agent in any other capacity.

7.5	The Managing General Agent and an officer of the Company shall maintain signature authority on said Premium Escrow Account.

7.6	The Managing General Agent shall act as trustee for the Company on the Premium Escrow Account.

7.7	Interest income and the cost of maintaining Escrow Accounts shall belong to the Managing General Agent.

7.8	Escrow Accounts may consist of:

a.	checking, savings, or money market accounts;

b.	certificates of deposit; or

c.	United States Treasury bills, notes or bonds.

7.9	The Managing General Agent may use any and all premium and other funds collected by the Managing General Agent for and on behalf of the Company under this Agreement solely for the payment of:

a.	premium balances due less deductions allowed in accordance with this Agreement;

b.	the return of unearned premiums arising due to cancellation or endorsement;

c.	the Managing General Agent’s and Agent(s) commission;

d.	losses and loss adjustment expenses; or

e.	such other items as mutually agreed upon in writing by the Managing General Agent and the Company.

7.10	The Company shall not be liable for any loss which occurs by reason of the default or failure of the bank in which an account is carried and such loss shall not affect the Managing General Agent’s obligations under this Agreement.

ARTICLE 8 - OWNERSHIP OF BOOKS AND RECORDS

8.1	The Managing General Agent’s records and the use and control of expirations of the business produced by the Agents appointed by the Managing General Agent or by the Company at the Managing General Agent’s request shall remain the property of the Managing General Agent and be left in the Managing General Agent’s undisputed possession, provided the Managing General Agent is not in default and accounts for and pays over all premium and other sums for which the Managing General Agent may be liable to the Company.

8.2	Ownership of the records, use and control of expirations and the goodwill relating thereto shall be vested in the Managing General Agent; provided, however, in the event the Managing General Agent is in default hereunder, and does not remedy such default within a reasonable time and does not account for and pay all premiums or other sums for which it may be liable to the company within a reasonable time following the due date, such records, use and control of expirations and the good will relating thereto shall become the property of Company.

8.3	The Managing General Agent assigns to the Company as security for, but not in payment of, the obligations of the Managing General Agent under this Agreement all sums due or to become due to the Managing General Agent from any insured(s) for whom the Managing General Agent or Agent(s) provided a Policy on behalf of the Company. In the event of default, the Company shall have full authority to demand and collect such sums and the Managing General Agent or Agent(s) shall not be entitled to any commissions and/or policy fees on any premium so collected by the Company.

8.4	The Managing General Agent pledges and/or grants to the Company, so as to further secure payment of any and all sums due the Company under this Agreement, any and all of the Managing General Agent’s records of expirations of Policies, including but not limited to the ownership and exclusive use of said expirations. In the event of default, the Company shall have the rights of the holder of a security interest granted by law, including but not limited to the rights of foreclosure to effectuate such security interest, and the Managing General Agent hereby agrees to peaceably surrender possession of such records to the Company upon demand.

ARTICLE 9 - INDEPENDENT CONTRACTOR RELATIONSHIP

Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, or joint venture or partnership, between the Company and the Managing General Agent, or between the Company and any employees, representatives or Agents of the Managing General Agent.

ARTICLE	10 - ADVERTISING

10.1	Any advertising is the responsibility of, and shall be in the name of the Managing General Agent. The Managing General Agent is prohibited from using the Company’s name or logo without prior written consent of the Company.

10.2	In the event an advertisement containing the Company’s name or logo is used by the Managing General Agent or Agent(s), the Managing General Agent shall maintain a copy of the advertisement and full details concerning where, when, and how it was used, and comply with all legal requirements regarding content, review and approval of advertising and maintenance of records.

ARTICLE 11 - AGENTS LICENSING

11.1	The Managing General Agent shall maintain current license(s) or certificate(s) of authority as required by law for the conduct of business pursuant to this Agreement.

11.2	The Managing General Agent shall assure that all Agents maintain appropriate license(s), certificate(s) of authority and appointments as required by law for conduct of business under this Agreement.

11.3	The Managing General Agent shall maintain in force an Agency Agreement, in a form satisfactory to the Company, with all Agents.

11.4	Any termination by the Managing General Agent of an Agent shall comply with the Texas Insurance Code and any other applicable law or regulation.

ARTICLE 12 - AGENCY SALE OR TRANSFER

12.1	In the event a majority interest (10% or more of controlling shares) of the Managing General Agent is to be sold or transferred or the Managing General Agent is to merge or be consolidated with another firm (not affiliated with current ownership), the Managing General Agent shall give thirty (30) days advance written notice to the Company.

12.2	The Managing General Agent shall also give notice to the Company if there is a change in any principal officer and/or director of the Managing General Agent within 30 days. Under any of these circumstances, the Company may, at its election:

a.	consent to the assignment of this Agreement to the successor;

b.	enter into a new Managing General Agency Agreement with the successor; or

c.	terminate this Agreement pursuant to Article 15.

The Company shall notify the Managing General Agent of its decision within thirty (30) days of the receipt of the notice.

ARTICLE 13 - HOLD HARMLESS

13.1	The Managing General Agent shall indemnify and hold the Company harmless from any and all claims, demands, causes of action, damages, judgments and expenses (including, but not limited to, attorney’s fees and costs of court) which may be made against the Company and which arise, either directly or indirectly, out of any action or inaction of the Managing General Agent or the Managing General Agent’s employees or representatives in connection with any rights or obligations of the Managing General Agent incurred in connection with this Agreement or with asserting rights hereunder including, but not limited to, any action or inaction of the Managing General Agent concerning the termination of Agent(s) pursuant to the Texas Insurance Code or any other applicable law or regulation.

13.2	The Company shall indemnify and hold the Managing General Agent harmless from any and all claims, demands, causes of action, damages, judgments and expenses (including, but not limited to, attorney’s fees and costs of court) which may be made against the Managing General Agent and which arise, either directly or indirectly, out of any action or inaction of the Company including, but not limited to, any such acts of negligence by the Company in connection with any rights or obligations of the Company incurred in connection with this Agreement or with asserting rights hereunder.

ARTICLE 14 - ARBITRATION

14.1	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, whether arising before or after termination of this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbitrator shall be chosen by the Company, the other by the Managing General Agent, and an Umpire shall be chosen by the two Arbitrators before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of casualty insurance companies or insurance agencies who are authorized to transact business in Texas. In the event that either party should fail to choose an Arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose two Arbitrators who shall in turn choose an Umpire before entering upon arbitration. If the two Arbitrators fail to agree upon the selection of an Umpire within 30 days following their appointment, the third Arbitrator shall be selected from a list of six individuals (three named by each Arbitrator) by a judge of the federal district court or state court in Dallas County, Texas.

14.2	Each party shall present its case to the Arbitrators within 30 days following the date of appointment of the Umpire. The Arbitrators shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbitrators shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbitrators may be entered in any court of competent jurisdiction.

14.3	Each party shall bear the expense of its own Arbitrator, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbitrators are chosen by one party, as above provided, the expense of the Arbitrators, the Umpire and the arbitration shall be equally divided between the two parties.

14.4	Any arbitration proceedings shall take place at Addison, Texas, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the laws of the State of Texas.

14.5	This Article shall survive the termination of this Contract.

ARTICLE 15 - TERMINATION

15.1	This Agreement may be terminated by either party giving the other party written notice at any calendar quarter with at least ninety (90) days written notice. Any draft authority of the Managing General Agent shall terminate upon the date of said notice of termination except as provided in Articles 15.7 and 15.8 or provided otherwise in writing by the Company.

The Managing General Agency agrees that for ten years, it shall produce automobile insurance business in the State of Texas solely for the benefit of the Company, provided that the Managing General Agent shall have the option to cancel the agreement after six years if Instant or an affiliate purchases a Texas county mutual insurance company. Notwithstanding the foregoing, the arrangement shall provide that if the Company’s ability to write non-standard auto business is eliminated or impaired to the extent it unreasonably restricts the business of Instant or its affiliates under those agreements, the agreement may be terminated at the option of AAGA

15.2	This Agreement shall automatically terminate simultaneous with and upon the cancellation or termination of the reinsurance agreement referred to in Articles 2.3 and 17, except as provided in Articles 15.7 and 15.8.

15.3	The right to solicit and place new business, or renewal, or any modification of existing business, shall be suspended as provided in Article 15.5 in the event of default by the Managing General Agent.

The term “default” means any material breach or material failure to comply with the terms and conditions of this Agreement and includes, but is not limited to, the following:

a.	failure to adjust all claims arising from all business written under this Agreement;

b.	failure to remit balances due as called for in this Agreement;

c.	failure to maintain Agent’s license(s) or certificate(s) as required by any public authority; and

d.	failure to comply with any and all provisions of the Texas Insurance Code and/or Texas Administrative Code.

15.4	In the event that the Company determines that the Managing General Agent is in default, the Company may, at its sole discretion, suspend the authority of the Managing General Agent. Such suspension shall be effective immediately. The Managing General Agent shall have thirty (30) days to cure the default.

15.5	In the event of cancellation of this Agreement due to fraud or breach of conditions, any indebtedness of the Managing General Agent to the Company and all premiums in the possession of the Managing General Agent, or for the collection of which the Managing General Agent is responsible, shall, notwithstanding any provisions to the contrary, become immediately due the Company.

15.6	The failure of the Company or Managing General Agent to declare promptly a default or breach of any of the terms and conditions of this Agreement shall not be construed as a waiver of any of said terms and conditions, nor estop either party from thereafter demanding a full and complete compliance herewith.

15.7	Notwithstanding the termination of this Agreement, the provisions of this Agreement shall continue to apply to all unfinished business to the end that all obligations and liabilities incurred by each party as a result of this Agreement shall be fully performed and discharged.

15.8	In the event this Agreement is terminated, all fronting fees and premium taxes previously collected will be considered fully earned.

ARTICLE 16 - CLAIMS HANDLING

16.1	The Managing General Agent shall have authority to settle all claims arising from business placed with the Company under this Agreement in accordance with established Company procedures. At the sole option of the Company, the Company may assume any or all of this responsibility.

16.2	The authority of the Managing General Agent to settle claims shall not exceed $30,000 per claim without consent of the Company. The Company retains authority over disputes concerning claims settlement and setting of loss reserves.

16.3	The Managing General Agent shall promptly report to the Company any and all claims involving lawsuits where the Company is named as soon as the Managing General Agent has been made aware of such claims, losses and lawsuits by any party, and shall cooperate fully with the Company to facilitate reporting, investigation, and adjustment of any claim, loss or lawsuit when and as requested by the Company.

16.4	The Managing General Agent may appoint (subject to the approval of the Company, which shall not be unreasonably withheld) appropriate claims adjustment firms to handle certain investigations and settlements relating to claims.

16.5	Payment of losses shall be made on checks or drafts in the name of the Company. Any expense not directly connected with the settlement of losses or recovery by way of salvage or subrogation shall be incurred solely by the Managing General Agent except as from time to time specifically authorized by the Company.

16.6	The Managing General Agent shall be responsible for the safekeeping of all checks and/or drafts of the Company used for settling claims and shall perform the following:

a.	the Managing General Agent shall immediately return all voided checks and/or drafts to the Company;

b.	the Managing General Agent shall immediately notify the Company of any irregularities, theft, disappearance or destruction of checks and/or drafts; and

c.	the Managing General Agent shall see to it that all checks and/or drafts are sequentially numbered and issued in order, with all voided checks and/or drafts properly marked and accounted for.

16.7	The Managing General Agent shall notify the Company by sending a copy of a form within thirty (30) days of the determination that the claim:

a.	involves a coverage dispute; or

b.	involves a demand in excess of policy limits, allegations of bad faith, violations of the Texas Deceptive Trade Practices Act or Article 21.21 of the Texas Insurance Code.

The form should include the claimant’s name, claim number, insureds name, policy number and a description of the claim and/or coverage dispute. This information can be faxed or sent via e-mail to the Company.

ARTICLE 17 - REINSURANCE

17.1	The Managing General Agent may not bind reinsurance or retrocessions on behalf of the Company, may not commit the Company to participate in insurance or reinsurance syndicates and may not collect a premium from a reinsurer or commit the Company to a claims settlement with a reinsurer without the prior written approval of the Company. If such prior approval is given by the Company, the Managing General Agent must promptly forward a report to the Company.

17.2	The Managing General Agent is prohibited from ceding reinsurance on behalf of the Company.

17.3	All business coming within the scope of this Agreement shall be reinsured under the attached Reinsurance Agreement. Because of the nature of the Reinsurance Agreement, the Reinsurer shall have the right to act on all such matters coming within the scope of this Agreement as though the Reinsurer were the Company, but by doing so or not doing so, shall not invalidate the right of the Company to act hereunder.

17.4	Any violation of the terms and/or conditions of the Reinsurance Agreement resulting in any diminution of the Reinsurer’s liability to the Company shall be the sole responsibility of the Managing General Agent and the Managing General Agent shall indemnify and hold the Company harmless from any such liability.

ARTICLE 18 - MISCELLANEOUS

18.1	The obligations and undertaking of each of the parties to this Agreement shall be performable in Dallas County, Texas. The Managing General Agent agrees to pay to the Company all sums of money which may become payable under this Agreement.

18.2	Complaints by Insureds - All Texas Department of Insurance (TDI) complaints are to be handled by the Managing General Agent as follows:

a.	the Managing General Agent is to notify the Company immediately of any TDI complaints received and forward a copy of the complaint to the Company;

b.	the Company will promptly notify the Managing General Agent of all complaints it receives on the business written pursuant to this Agreement;

c.	the Managing General Agent is to promptly research the circumstances of each complaint and provide the Company with a written reasonable explanation of the Managing General Agent’s position and intention; and

d.	the Managing General Agent is to maintain complete records of each complaint and all supporting documentation.

As regards non-TDI complaints, the Managing General Agent is to maintain a log and complete records of each complaint and all supporting documentation in a form approved by the Company.

18.3	The underwriting guidelines of the Company, as may be promulgated from time to time by the Managing General Agent, are incorporated herein by reference.

18.4	The Managing General Agent shall not offset any balances due under this Agreement with any offset due under any other agreement between the Company and the Managing General Agent.

18.5	As regards the subject matter of this Agreement, this Agreement supersedes all previous Managing General Agency Agreements, if any, whether written and oral, between the Company and the Managing General Agent.

18.6	The Managing General Agent shall maintain errors and omissions insurance with an insurer acceptable to the Company, covering its operations, including the obligations of this Agreement, in an amount not less than $1,000,000 per claim and annual aggregate with a deductible no greater than $50,000 per claim.

18.7	No amendments to or modifications of this Agreement shall be valid unless made in writing and executed by the Company and the Managing General Agent in the form of an Amendment to this Agreement.

18.8	The Managing General Agent shall cause Old American Investments Inc. a.k.a. American Agencies Investments, Inc. to execute a guaranty of the Managing General Agent’s obligations under this Agreement.

18.9	The Managing General Agent shall not directly or indirectly assign its rights and obligations under this Agreement in whole or in part to any non-affiliated party without the prior written approval of the Company.

18.10	Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural and any term stated in either the masculine, the feminine or the neuter gender shall include the masculine, the feminine and the neuter gender. All captions and section headings are intended to be for purposes of reference only and do not affect the substance of the articles to which they refer.

18.11	Each party hereto agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

18.12	In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, invalid or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected by the illegal, invalid or unenforceable provisions or by its severance here from.

18.13	Any and all notices required or permitted to be given under this Agreement shall be in writing and will be deemed given when deposited in the United States Postal Service, Certified Mail, Return Receipt Requested, to the parties’ address as provided below.

This Agreement shall be effective the 1st day of January 2004.

The Company		The Managing General Agent

OLD AMERICAN COUNTY MUTUAL FIRE INSURANCE COMPANY		AMERICAN AGENCIES GENERAL AGENCY, INC.

By:	/s/ BRYAN K. WARD	By:	/s/ DAVID B. SNYDER
Name:	Bryan K. Ward	Name:	David B. Snyder
Title:	Vice President and Treasurer	Title:	Vice President
Date:	January 1, 2004	Date:	January 1, 2004

SCHEDULE OF BUSINESS

The Company, the Reinsurer and the Managing General Agent agree that the Managing General Agent has the authority to accept, on forms approved by the Company, any Policy, endorsement, binder, certificate, or proposal for insurance. The Managing General Agent’s authority is limited by this Schedule of Business with regard to lines of business, maximum limits of liability, annual premium volume, term of policy and territory for the following classes or lines of insurance:

1. Projected premium volume 2. Maximum premium volume 3. Territory 4. Maximum policy term	To Be Determined
To Be Determined
Texas only
Twelve months
5. Lines of business and maximum limits of liability

Coverage	Maximum Limits
Bodily Injury Liability	$ 50,000 each person
$ 100,000 each accident
Property Damage Liability	$ 50,000 each accident

Uninsured/Underinsured Motorists
Bodily Injury	$ 50,000 each person
$ 100,000 each accident
Property Damage	$ 50,000 each accident

Personal Injury Protection	$ 2.500 each person

Medical payments	$ 2500 each person

Physical Damage	$ 75,000 each automobile

This Agreement does not apply to and specifically excludes the following:

A.	Any business not produced by American Agencies General Agency Inc.. or

B.	Any business not classified as private passenger automobile liability or physical damage, or

C.	Exclusions specified within the Reinsurance Agreement.

The Company		The Managing General Agent

OLD AMERICAN COUNTY MUTUAL FIRE INSURANCE COMPANY		AMERICAN AGENCIES GENERAL AGENCY, INC.

By:	/s/ BRYAN K. WARD	By:	/s/ DAVID B. SNYDER
Name:	Bryan K. Ward	Name:	David B. Snyder
Title:	Vice President and Treasurer	Title:	Vice President
Date:	January 1, 2004	Date:	January 1, 2004